TRADING SYMBOLS:	June 16, 2006
In the U. S.: OTCBB: UGTH and in Canada: TSX-V: GTH

U.S. Geothermal Announces Plan for Enhanced Power Sales

BOISE, Idaho, June 16, 2006 (OTCBB: UGTH, TSX.V: GTH) U.S. Geothermal Inc., a renewable energy development company focused on the production of electricity from geothermal energy, announced today changes in its existing power purchase agreements (“PPAs”). US Geothermal had announced on January 5, 2005 the signing of one 10 megawatt (“MW”) PPA with Idaho Power Company (“Idaho Power”) for the electrical output from its first phase of development at Raft River. The Company also announced on May 9, 2005 that two additional 10MW PPAs had been signed for phase 2, but had not yet been submitted to the Idaho Public Utilities Commission (“IPUC”) for approval.

On May 8, 2006, Idaho Power confirmed that US Geothermal will be allowed to bid the Raft River phase 1 project into Idaho Powers’ recently issued geothermal “Request for Proposal for Geothermal Power”. If Idaho Power selects US Geothermal as a successful bidder, the Company expects that under a revised PPA, the phase 1 power plant will be allowed to sell its full output capacity of 13 MW annual average, instead of being capped at 10 MWs monthly average, as mandated under the current PPA. This 30% increase in plant output would be achieved with no additional capital investment over that required for 10MW, and is expected to decrease the operating cost per kilowatt-hour.

With carbon regulation widely anticipated to have a negative impact on the cost of power sourced from coal, and limited opportunities to purchase baseload geothermal power, utilities across the Western United States have been eager to discuss power purchases from the Raft River geothermal resource. As a result of the increased interest, US Geothermal has elected to withdraw its phase 2 Idaho Power PPAs, and will not submit them to the IPUC for approval. With the concurrence of Idaho Power, the two 10MW contracts that were not submitted to the IPUC have been voided, without further obligation on either party.

US Geothermal has received a letter of intent from Eugene Water and Electric Board (“EWEB”), of Eugene, Oregon, for EWEB’s purchase of the full 13 MW electrical output from the second planned power plant. The parties have exchanged a draft PPA and intend to complete it by the end of July. Upon execution of the EWEB PPA, and if the phase 1 is successful in the Idaho Power Request for Proposal, then the total output from phases 1 and 2 of the Raft River power plants will be 26 MW from two plants, instead of the originally planned 30 MW from three plants, resulting in substantial capital and operating cost savings through improved economies of scale.

Additionally, strong regional interest in geothermal power has resulted in several utilities from California to Washington entering into discussions with US Geothermal to purchase the electrical power output from the third planned power plant. Subject to drilling confirmation of the availability of sufficient geothermal resource, the output from all three power plants at Raft River could be 39 MW, instead of the maximum 30MW under the previous PPA provisions.

Daniel Kunz, President and CEO of US Geothermal stated, “Delivering the full potential output of our geothermal power plants, instead of constraining them to 10 MW per month, will provide substantially improved returns for US Geothermal shareholders. In addition, our customer, Idaho Power, our new customer Eugene Water & Electric Board, and a third purchaser each will receive the full benefits that geothermal power offers: reliability, high capacity value, long term price stability, and environmental benefits, including mitigation of global warming causing carbon emissions.”

About US Geothermal:

U.S. Geothermal is a renewable energy development company that is in the process of developing a geothermal power project at Raft River, Idaho. Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
Tel: 604-484-3031
Tel: 866-687-7059
Fax: 604-688-9895
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements are based on US Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risks that the phase 1 PPA will not be successful under the request for proposal, a PPA with EWEB will not be completed on terms that are satisfactory to the company, a phase 3 purchaser may not be found, the geothermal resource will not provide sufficient energy, financing will not be available for construction of the power plants, construction will not be completed on budget or on schedule, and the revenues generated under the power sales agreements will not prove sufficient to fund operations and/or service debt, among others. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies.

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.